EXHIBIT 99.1

Hawk Announces Record 2008 Third Quarter Sales,
Income from Operations and Net Income

•	Net sales increase by 44.1% over prior year period to record $74.2 million
•	Income from continuing operations, after income taxes, increases 442.1% to $10.3 million
•	Net income increases 505.9% to $10.3 million; 2008 third quarter diluted EPS increases to $1.09 from $0.18 in prior year period
•	Cash and investments of $87.1 million result in net debt of zero as of September 30, 2008
•	Company raises earnings guidance for balance of 2008

CLEVELAND, Ohio – November 6, 2008 – Hawk Corporation (NYSE Alternext US: HWK) announced today that net sales from continuing operations for the third quarter ended September 30, 2008, increased by 44.1% to a record $74.2 million from $51.5 million in the comparable prior year period.  The Company’s third quarter 2008 net sales benefited from strong customer demand in all of its end markets, new product introductions, and pricing actions pursuant to the terms of long-term agreements as well as, to offset raw material cost increases, and favorable foreign currency exchange rates.   The Company experienced strong sales growth from all of its facilities in the third quarter of 2008.  Net sales for the nine months ended September 30, 2008, were $211.8 million, an increase of 31.6%, from $161.0 million in the comparable prior year period.

Income from operations for the third quarter ended September 30, 2008, was $15.6 million, an increase of $11.0 million, or 239.1%, from $4.6 million in the prior year period.  Income from operations benefited from the impact of sales volume increases, a FIFO inventory pricing benefit arising from the sale of our first in, lower priced inventory, pricing actions, continued implementation of the Company’s lean manufacturing process improvement initiatives, product mix and foreign currency exchange rates.  The increase during the third quarter of 2008 compared to the same period of 2007 was partially offset by increases in raw material costs and increases in employee compensation and variable incentive compensation expenses during the quarter.

For the nine month period ended September 30, 2008, the Company reported income from operations of $33.7 million, an increase of $18.7 million, or 124.7%, from $15.0 million in the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased with our third quarter 2008 results as we were able to achieve record sales, income from operations and net income.  However, because of the disruptions in the financial and commodity markets, we find business conditions in most of our global markets to remain difficult to predict for the remainder of the year and into 2009.”

Mr. Weinberg continued, “Relative to the economy as a whole, Hawk benefited from a number of factors in achieving our third quarter and year to date results.  We serve a variety of markets on a global basis, many of which have been strong this year.  Additionally, we continue implementation of lean manufacturing and localization of our supply chain and production processes.  We are currently monitoring the uncertainty in the financial and commodity markets and its potential effect on Hawk and our customers, but we remain dedicated to managing our business for the long-term and utilizing our strong cash position to our benefit.  As of September 30, 2008, our cash and investment portfolio totaled $87.1 million.  Our strong balance sheet allows us to be opportunistic in pursuing growth initiatives that include internal projects and potential acquisitions.”

For the quarter ended September 30, 2008, the Company reported income from continuing operations, after income taxes, of $10.3 million, or $1.09 per diluted share, an improvement of $8.4 million or 442.1%, compared to $1.9 million, or $0.20 per diluted share, for the quarter ended September 30, 2007.  For the nine months ended September 30, 2008, the Company reported net income from continuing operations, after income taxes of $20.3 million, or $2.15 per diluted share, an improvement of $14.5 million, or 250.0%, compared to net income from continuing operations, after income taxes of $5.8 million, or $0.61 per diluted share, in the comparable prior year period.

For the third quarter of 2008, the Company reported net income of $10.3 million, or $1.09 per diluted share, an increase of $8.6 million, or 505.9%, compared to net income of $1.7 million, or $0.18 per diluted share, in the third quarter of 2007.  For the nine months ended September 30, 2008, the Company reported net income of $18.4 million, or $1.95 per diluted share, an increase of 10.8%, compared to $16.6 million or $1.76 per diluted share during the comparable prior year period.  The nine month period ended September 30, 2007, included a gain (net of tax) on the sale of our precision components segment of $11.8 million.

Working Capital and Liquidity
At September 30, 2008, working capital increased by $15.3 million to $128.5 million from $113.2 million at December 31, 2007.  The increase in working capital was largely the result of increased accounts receivable and inventory levels at September 30, 2008, resulting from sales increases during the period.  Cash and short-term investments were up $6.0 million to $87.1 million as of September 30, 2008, compared to December 31, 2007.

As of September 30, 2008, the Company had no borrowings under its revolving credit facility and $21.9 million was available for additional borrowings under that facility based on its eligible collateral.

The Company’s total debt of $87.1 million is comprised of senior notes that mature in November 2014.

During the nine months ended September 30, 2008, the Company spent $9.2 million on capital expenditures compared to $5.8 million during the comparable period of 2007.  Depreciation and amortization was $5.8 million during the nine month period ended September 30, 2008, compared to $5.9 million in the comparable period of 2007.

Business Outlook
Based on the record revenues reported in the first nine-months of 2008, and our current expectation for the fourth quarter, the Company is increasing its net sales guidance for the full year 2008 to approximately $270.0 million from its previous guidance range of between $250.0 million and $260.0 million.  This revised guidance represents an increase of approximately 25.1% compared to full year 2007 net sales of $215.9 million.  This revised guidance anticipates 2008 fourth quarter net sales of approximately between $58.0 million to $58.5 million, an increase of approximately between 5.6%  to 6.6% compared to net sales for the fourth quarter of 2007 of $54.9 million.  Historically the Company’s fourth quarter revenues are impacted by the reduced number of working days surrounding the holiday season, and a holdback on the receipt of shipments by our customers as they affect working capital levels at year end.  The Company anticipates that the impact of the working capital fluctuations may be more significant than in past years given the current economic climate.

Driven by the record net sales provided by our current net sales expectations, the Company is also increasing its full year 2008 income from operations guidance to a revised estimate of between $38.0 million and $39.0 million from its previous guidance range of between $28.0 million and $30.0 million.  This revised range represents an increase of between 94.9% and 100.0% compared to 2007 income from operations of $19.5 million. The revised full year guidance reflects the Company’s expectation for fourth quarter income from operations of between $4.3 million and $5.3 million, which includes the effect of higher cost inventory on the Company’s operating results.

Given the uncertainty in today’s economic climate the Company is assessing its current capital expenditure plans.  Although we anticipate maintaining progress on our key initiatives with respect to increased capacity and lean manufacturing, we will be carefully scrutinizing expenditures and their timing. Consequently, we have lowered our expectation for full year capital spending to be approximately between $16.0 million and $18.0 million from our previous guidance of $20.0 million.

Based on our updated financial guidance that affects the relative profitability between our domestic and international operations, the Company’s effective tax rate continues to decline.  The Company is now expecting its fourth quarter 2008 effective tax rate to be 36.7% resulting in a full year effective tax rate of 34.7%.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles.  Headquartered in Cleveland, Ohio, Hawk has approximately 1,200 employees at 14 manufacturing, research, sales and international rep offices and administrative sites in 8 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company’s ability to sell its remaining performance racing segment company on a timely basis or at terms favorable to the Company; the Company’s ability to execute its business plan to meet its sales, operating income and capital expenditure guidance; the costs and outcome of the ongoing SEC and DOJ investigations; decisions by the Company regarding the use of proceeds from the sale of its precision components segment, including acquisition and organic growth opportunities; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to adverse general economic and industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Thursday, November 7, 2008 at 11:00 a.m. Eastern time.  An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2008	2007	2008	2007
Net sales	$74,181	$51,490	$211,761	$161,007
Cost of sales	49,070	39,775	148,140	121,822
Gross profit	25,111	11,715	63,621	39,185

Operating expenses:
Selling, technical and administrative expenses	9,332	6,983	29,426	23,612
Amortization of finite-lived intangible assets	139	182	451	545
Total operating expenses	9,471	7,165	29,877	24,157
Income from operations	15,640	4,550	33,744	15,028

Interest expense	(2,013)	(2,265)	(6,041)	(7,376)
Interest income	488	1,053	1,679	2,894
Other income (expense), net	1,198	(501)	1,552	(435)
Income from continuing operations, before income taxes	15,313	2,837	30,934	10,111

Income tax provision	5,016	910	10,632	4,341

Income from continuing operations, after income taxes	10,297	1,927	20,302	5,770
(Loss) income from discontinued operations, after income taxes	(41)	(266)	(1,883)	10,794

Net income	$10,256	$1,661	$18,419	$16,564

Diluted earnings per share:
Income from continuing operations, after income taxes	$1.09	$0.20	$2.15	$0.61
Discontinued operations, after income taxes	-	(0.02)	(0.20)	1.15
Net earnings per diluted share	$1.09	$0.18	$1.95	$1.76

Average shares and equivalents outstanding - diluted	9,403	9,356	9,375	9,368

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)
	September 30	December 31
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$42,258	$21,992
Short-term investments	44,848	58,999
Accounts receivable, net	50,392	37,486
Inventories	42,229	36,719
Deferred income taxes	1,000	1,355
Other current assets	4,753	4,766
Current assets of discontinued operations	2,793	5,509
Total current assets	188,273	166,826
Property, plant and equipment, net	44,239	39,575
Other intangible assets	6,706	7,157
Other assets	5,001	5,176
Long-term assets of discontinued operations	-	1,170
Total assets	$244,219	$219,904

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,644	$30,325
Other accrued expenses	26,625	21,434
Current portion of long-term debt	-	59
Current liabilities of discontinued operations	457	1,740
Total current liabilities	59,726	53,558
Long-term debt	87,090	87,090
Deferred income taxes	701	922
Other liabilities	11,545	11,010
Shareholders' equity	85,157	67,324
Total liabilities and shareholders' equity	$244,219	$219,904

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